UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2010

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On April 23, 2010, Alliance Bankshares Corporation (the “Company”), parent company of Alliance Bank Corporation, issued a press release announcing preliminary financial results for the first fiscal quarter of 2010. The full text of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On April 19, 2010, the Company received a notice from the NASDAQ Stock Market (the “NASDAQ Notice”) indicating that the Company was not in compliance with the continued listing requirements of NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”). NASDAQ Listing Rule 5250(c)(1) requires the Company to file, on a timely basis, all required periodic financial reports and other documents with the Securities and Exchange Commission. The NASDAQ Notice requests that the Company submit a plan to regain compliance with the continued listing requirements by June 18, 2010.
     As previously reported in a Form 12b-25 Notification of Late Filing made by the Company on April 1, 2010, a substantial portion of the Annual Report on Form 10-K has already been completed, but the Company has required additional time to finalize certain required disclosures to complete the report. Subsequent to the filing on April 1, 2010, the Company has determined that it needs additional time to finalize its accounting with respect to its deferred tax assets, primarily in connection with whether or not a valuation allowance is required. The Company intends to complete its work and file the Annual Report on Form 10-K as soon as possible. The Company anticipates that it will fully regain compliance with the NASDAQ continued listing requirements upon filing the Annual Report on Form 10-K, well before the June 18, 2010 deadline.
     The Company issued a press release on April 23, 2010 disclosing its receipt of the NASDAQ Notice. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Alliance Bankshares Corporation press release dated April 23, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)
By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial Officer

Date: April 23, 2010